Exhibit 99.1
FOR IMMEDIATE RELEASE
THE ST. JOE COMPANY (NYSE: JOE)
UPDATES CORPORATE SUCCESSION PLAN
Kevin M. Twomey, President and COO, to Retire Later This Year
     Jacksonville, Florida — (February 14, 2006) — The St. Joe Company (NYSE: JOE) announced today that Kevin M. Twomey, its president and chief operating officer, will retire later this year.
     To ensure a smooth transition, Twomey will remain as president and COO until the Company’s Annual Meeting in May and will be available on a consulting basis until the end of the year. Peter S. Rummell will remain as chairman and CEO.
     “Kevin and I have worked together to build a successful company with prospects for greater success,” said Rummell. “Building a team of the next generation of executives has been a key challenge we accepted. As Kevin and I worked through the succession plan with our board, one of the challenges we faced was the closeness of our ages. Kevin’s retirement later this year provides time for a smooth management transition.”
     “Over the past few years we have made several important executive additions and changes to build our team for the years to come,” Rummell said. “This team is seasoned, strong and prepared to carry on the good leadership Kevin now provides.
•	Britt Greene joined the company nearly nine years ago and advanced through a succession of increasingly important jobs, including president of our resort and residential development for Northwest Florida. Two years ago he was named president of St. Joe Towns & Resorts, JOE’s largest business.
•	Last year, after a lengthy and thoughtful assessment and search process, Tony Corriggio joined JOE as chief financial officer from Morgan Stanley. Until that time, Kevin held both COO and CFO positions. Tony has been a terrific addition to our executive team.
•	Chris Corr is the senior vice president for strategic planning. He was part of the original team that came from Disney eight years ago. He has evolved into the chief strategist for the company in the complex world of entitlements and political relationships. Working with our operating units, he is the driving force of our very successful entitlement effort over the last several years.
•	Everitt Drew, president of St. Joe Land Company, actually came to us through the acquisition of his company by Advantis in 1999. Shortly thereafter we asked him to build St. Joe Land. From a standing start he created a team and a business. JOE

Land has brought us creative new ways to market rural recreational land including our New Ruralism products: RiverCamps, WhiteFence Farms and Florida Ranches.
•	Chris Marx, our general counsel, came to JOE three years ago following a year-long planning and reorganization process to separate our legal and entitlements processes. Real estate development is more and more a legal process. Chris, and the strong team that she has assembled, have positioned JOE to meet the challenges of our increasingly complex legal world.”
     “Kevin and I have prided ourselves on building the best, deepest team in the real estate business so that JOE now has the management team depth and breadth to implement this leadership renewal from within,” said Rummell. “In due course, we may make some reassignments and do some streamlining, but we believe we have the talent already within the organization to accomplish our objectives.”
     “It’s premature for long good-byes,” said Rummell. “But I do want to take this opportunity to express my heartfelt thanks to Kevin for his seven years of good work, wise counsel and strategic thinking.”
Conference Call Information
     JOE will host an interactive conference call to discuss this release on Wednesday, February 15, 2006, at 9:00 a.m., Eastern Standard Time.
     To participate in the call, please phone 877.502.9274 (for domestic calls from the United States) or 913.981.5584 (for international calls) approximately ten minutes before the scheduled start time. If requested, the confirmation code is 6882473.
     Approximately three hours following the call, you may access a replay of the call by phoning 888.203.1112 (domestic) or 719.457.0820 (international) using access code 6882473. The replay will be available for one week.
     JOE will also webcast the conference call live over the internet in a listen-only format. Listeners can participate by visiting the Company’s web site at http://www.joe.com. Access will be available 15 minutes prior to the scheduled start time. A replay of this conference call will be posted to the JOE web site approximately three hours following the call. The replay of the call will be available for one week.
About JOE
     The St. Joe Company, a publicly held company based in Jacksonville, is one of Florida’s largest real estate operating companies. It is engaged in town, resort, commercial and industrial development and land sales. JOE also has significant interests in timber.
     More information about JOE can be found at our web site at http://www.joe.com.
Forward-Looking Statements

Statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our beliefs, plans, goals, expectations and intentions. Forward-looking statements involve risk and uncertainty, and there can be no assurance that the results described in such statements will be realized. Such statements are based on our current expectations and we undertake no obligation to publicly update or reissue any forward-looking statements. Risk factors that may cause the actual results to differ are described in this press release and in various documents we have filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2004.
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